Exhibit 12.1

	Nine Months
	Ended
	September 30,	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004	2003
Earnings (1):
Income before income tax expense	$23,852	$41,966	$40,425	$36,636	$35,806	$37,777
Fixed charges	34,577	59,769	48,754	36,150	27,211	26,652
Other adjustments (2)	(65)	(151)	(25)	—	(24)	—

Total earnings (a)	$58,364	$101,584	$89,154	$72,786	$62,993	$64,429

Fixed charges (1):
Interest on deposits	$22,543	$38,757	$33,868	$24,030	$18,478	$19,950
Interest on borrowings	11,679	20,519	14,513	11,850	8,475	6,447
Interest portion of rental expense (3)	290	342	348	270	234	255
Other adjustments (4)	65	151	25	—	24	—

Total fixed charges (b)	$34,577	$59,769	$48,754	$36,150	$27,211	$26,652

Ratio of earnings to fixed charges (a/b)	1.69x	1.70x	1.83x	2.01x	2.31x	2.42x

Earnings, excluding interest on deposits:
Total earnings	$58,364	$101,584	$89,154	$72,786	$62,993	$64,429
Less interest on deposits	22,543	38,757	33,868	24,030	18,478	19,950

Total earnings excluding interest on deposits (c)	$35,821	$62,827	$55,286	$48,756	$44,515	$44,479

Fixed charges, excluding interest on deposits:
Total fixed charges	$34,577	$59,769	$48,754	$36,150	$27,211	$26,652
Less interest on deposits	22,543	38,757	33,868	24,030	18,478	19,950

Total fixed charges, excluding interest on deposits (d)	$12,034	$21,012	$14,886	$12,120	$8,733	$6,702

Ratio of earnings to fixed charges, excluding interest on deposits (c/d) (5)	2.98x	2.99x	3.71x	4.02x	5.10x	6.64x

(1)	As defined in Item 503(d) of Regulation S-K.

(2)	For purposes of the “earnings” computation, other adjustments include subtracting interest capitalized.

(3)	The appropriate portion of rental expense (one-third) deemed representative of the interest factor.

(4)	For purposes of the “fixed charges” computation, other adjustments include capitalized interest costs.

(5)	The ratio of earnings to fixed charges, exluding interest on deposits, is being provided as an additional measure to provide comparability to the ratios disclosed by all other issuers of debt securities.